Exhibit 3.2



                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  PASSAVE, INC.

                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware

         Passave, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

1.       The name of the Corporation is Passave, Inc.

2. Paragraph 1 of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is amended to read in its entirety as follows:

1. CLASSES OF STOCK. This Corporation is authorized to issue to classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK". The total number of shares which the Corporation is authorized to issue is 32,903,702. 21,100,000 shares shall be Common Stock (the "Common Stock"), par value $0.0001 per share, and 11,803,702 shares shall be Preferred Stock, par value $0.0001 per share, of which 500,000 shall be designated Series A Preferred Stock ("SERIES A PREFERRED"), and 11,303,702 shall be designated as Series B Preferred Stock ("SERIES B PREFERRED").

3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Passave, Inc., has caused this Certificate of Amendment to be signed this 23rd day of August, 2005.


                                    PASSAVE, INC.



                                    By:     /s/ Victor Vaisleib
                                            --------------------------
                                            Name:  Victor Vaisleib
                                            Title: Chief Executive Officer